Exhibit 99.1

NEWS from Carrington
FOR IMMEDIATE RELEASE
For Information Contact:
Carlton E. Turner, Chief Executive Officer
(972) 518-1300

CARRINGTON RECEIVES NOTICE OF NASDAQ CAPITAL MARKET LISTING DEFICIENCY

Company Intends to Respond On or Prior To Deadline

IRVING, TEXAS -- May 25, 2007 -- Carrington Laboratories, Inc. (Nasdaq: CARN), a global provider of medical, nutraceutical, consumer and raw material products, today announced that it has received a letter, dated May 23, 2007, from the Listing Qualifications Department of the Nasdaq Stock Market stating that Carrington does not comply with Marketplace rule 4310(c)(3), which requires companies listed on The Nasdaq Capital Market to have (i) a minimum of $2,500,000 in stockholders' equity; (ii) a market value of listed securities of $35,000,000; or, (iii) $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years.

Nasdaq's letter to Carrington noted that, under the circumstances described above, Nasdaq is reviewing the Company's eligibility for continued listing on The Nasdaq Capital Market. To facilitate this review, Nasdaq requested that Carrington provide, on or before June 7, 2007, a plan to achieve and sustain compliance with all the listing requirements of The Nasdaq Capital Market, including the time frame for completion of the plan. The Company intends to respond to Nasdaq on or prior to the June 7, 2007 deadline.

About Carrington

Carrington Laboratories, Inc. is an ISO 9001-certified, research-based, biopharmaceutical and consumer products company currently utilizing naturally-occurring complex carbohydrates to manufacture and market products for mucositis, radiation dermatitis, wound and oral care, as well as to manufacture and market the nutraceutical raw material Manapol® and cosmetic raw material Hydrapol™. Carrington also manufactures and markets consumer products and manufactures quality products for other companies. Manufacturing operations comply with cGMP standards. Carrington's DelSite Biotechnologies subsidiary is developing its proprietary GelSite® technology designed to provide controlled release of peptide and protein-based drugs. Carrington's technology is protected by more than 130 patents in 26 countries. Select products carry the CE mark, recognized by more than 20 countries around the world. For more information, visit www.carringtonlabs.com.

Certain statements in this release concerning Carrington may be forward-looking. Actual events will be dependent upon a number of factors and risks including, but not limited to: subsequent changes in plans by the Company's management; delays or problems in formulation, manufacturing, distribution, production and/or launch of new finished products; changes in the regulatory process; changes in market trends; and a number of other factors and risks described from time to time in the Company's filings with the Securities & Exchange Commission, including the Form 10-Q, filed May 15, 2007.